EXHIBIT 10.2
AMENDED AND RESTATED EXECUTIVE SEVERANCE BENEFITS AGREEMENT
This AMENDED AND RESTATED EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into effective as of this [ ˜ ] day of [ ˜ ] (the “Effective Date”), between [ ˜ ] (“Executive”) and MELLANOX TECHNOLOGIES, LTD. (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events and supersedes in its entirety any prior Executive Severance Benefits Agreement entered into by and between Executive and the Company (the “Prior Agreement”). Certain capitalized terms used in this Agreement are defined in Article 5.
The Company and Executive hereby agree as follows:
ARTICLE 1.
SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT
1.1    Position and Duties. Executive is currently employed by the Mellanox Technologies, Inc., a wholly-owned subsidiary of the Company (“Mellanox”), as [ ˜ ]. Executive reports directly to the [ ˜ ] of the Company.
1.2    Restrictions. During Executive’s employment by Mellanox, Executive agrees to the best of Executive’s ability and experience that Executive will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive as [ ˜ ] or any other position Executive is assigned. During the term of Executive’s employment, Executive further agrees that Executive will devote all of Executive’s business time and attention to the business of Mellanox, Mellanox shall be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, Executive shall not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and Executive shall not directly or indirectly engage or participate in any business that is competitive in any manner with the business of Mellanox or the Company. Nothing in this Agreement shall prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from service on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
1.3    Employee Proprietary Information and Inventions Agreement. Executive acknowledges that Executive has previously executed and delivered to an officer of Mellanox, Mellanox’s Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) and that the Confidentiality Agreement remains in full force and effect.
1.4    Benefits Upon Covered Termination. The Company and Executive wish to set forth the benefits which Executive shall be entitled to receive in the event of a Covered Termination.
1.5    Consideration. The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to Mellanox, Executive’s continued employment with Mellanox and full compliance with the provisions of this Agreement, and Executive’s execution of a release in accordance with Section 4.1 hereof.

1.6    Prior Agreement. This Agreement shall supersede any other agreement relating to severance benefits in the event of Executive’s severance from employment, including without limitation, any Prior Agreement.
ARTICLE 2.
SEVERANCE BENEFITS
2.1    Covered Termination Severance Benefits. A Covered Termination of Executive’s employment entitles Executive to receive the benefits set forth in this Section 2.1, subject to Sections 4.1 and 6.14.
(a)    Base Salary. Mellanox shall pay to Executive an amount equal to the sum of Executive’s Base Salary and Target Bonus. The severance contemplated by this Section 2.1(a) (the “Cash Severance”), which shall be subject to all required tax and other applicable withholdings, shall be payable in equal monthly installments during the period commencing on the date of termination and ending twelve (12) months thereafter (the “Severance Period”), subject to Executive’s good faith compliance with the terms of this Agreement, including, specifically with Executive’s obligations and undertakings pursuant to Sections 1.3 and 3 hereof. Notwithstanding the foregoing, but subject to Section 6.14(b), all or a portion of the Cash Severance shall be paid in a lump sum on the sixtieth (60th) day following the date of Executive’s Separation from Service (as defined below) solely to the extent (and in such amounts) that such lump sum payment would not result in any additional excise tax or tax penalties under Section 409A of the Code.
(b)    COBRA Coverage. Provided that Executive elects continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA,” and the elected continuation of COBRA, “COBRA Coverage”) under Mellanox’s group health plan, Mellanox shall pay for the cost to continue COBRA Coverage for Executive and Executive’s eligible dependents, until the end of the Severance Period; provided, however, that Mellanox shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Covered Termination, and it being understood that it shall be Executive’s sole responsibility to elect continuation of COBRA Coverage in the first instance. Anything to the contrary in the foregoing notwithstanding, COBRA Coverage continuation shall cease on the date that Executive becomes covered by a health insurance plan of a subsequent employer. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of COBRA Coverage continuation to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) Mellanox is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
(c)    Equity Award Acceleration. The vesting and/or exercisability of one-hundred percent (100%) of the unvested shares subject to Executive’s Equity Awards shall be automatically accelerated immediately effective as of the date of the Covered Termination.
2.2    Other Terminations. If Executive’s employment is terminated by Mellanox for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, neither the Company nor Mellanox shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (a) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (b) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of Mellanox at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, subject to the provisions of the Company’s equity compensation plans and the terms of Executive’s Equity Awards, if Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, all vesting of Executive’s unvested Equity Awards previously granted to Executive by the Company shall cease and none of such unvested Equity Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies that may be available to Mellanox or the Company under the circumstances, whether at law or in equity.
2.3    Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination.
2.4    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with Mellanox, Executive’s sole remedy shall be to receive the payments and benefits described in this Agreement.
ARTICLE 3.
RESTRICTIVE COVENANTS
3.1    Non-Solicitation. In further consideration of the duties and obligations of the Company to Executive hereunder, Executive acknowledges that during the course of Executive’s employment with Mellanox, Executive has or will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that Executive’s services shall be of special, unique and extraordinary value to the Company; and, therefore, Executive agrees that, during the one-year period commencing on the date of termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, through another person or entity, induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company or Mellanox to leave the employ of the Company or Mellanox, or in any way interfere with the relationship between the Company or Mellanox and any employee thereof.
3.2    Modification of Covenants. If, at the time of enforcement of any of the covenants contained in Section 3.1 hereof, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
ARTICLE 4.

LIMITATIONS AND CONDITIONS ON BENEFITS
4.1    Release Prior to Payment of Benefits. Upon a Covered Termination, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, Executive shall execute and deliver to the Company an effective general release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable, subject to any changes the Company deems necessary or appropriate to reflect applicable law. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Confidentiality Agreement. It is understood that, as specified in the applicable Release, Executive has a specified number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute and deliver such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement.
4.2    Termination of Benefits. Benefits under this Agreement shall terminate immediately if Executive, at any time, violates any proprietary information or confidentiality obligation to the Company or Mellanox or any other restrictive covenant, including, without limitation, the Confidentiality Agreement and any non-solicitation obligation to the Company pursuant to Section 3.1 above or otherwise.
ARTICLE 5.
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
5.1    “Base Salary” means Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding a Covered Termination but excluding any reduction of base salary giving rise to Constructive Termination hereunder.
5.2    “Board” means the Board of Directors of the Company.
5.3    “Cause” means that, in the reasonable determination of the Chief Executive Officer of the Company, Executive:
(a)    has committed an act of fraud or embezzlement or has intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;
(b)    has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company;
(c)    has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity;
(d)    has committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof; or
(e)    has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports, provided such direction is not materially inconsistent with Executive’s customary duties and responsibilities.
5.4    “Change of Control” means and includes each of the following:
(a)    A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed under the laws of any applicable jurisdiction) whereby any person or related group of persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Subsections (a) or (c) hereof) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:
(i)    Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Subsection (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d)    The Company’s shareholders approve a liquidation or dissolution of the Company.
The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.
5.5    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder.
5.6    “Company” means Mellanox Technologies, Ltd., company organized under the laws of the State of Israel, or, following a Change of Control, the surviving entity resulting from such transaction.
5.7    “Constructive Termination” means that Executive voluntarily terminates Executive’s employment with Mellanox after any of the following are undertaken without Executive’s express written consent:
(a)    the removal of or a material reduction in the nature or scope of Executive’s responsibilities, or the assignment to Executive of duties that are materially inconsistent with Executive’s position other than a change in reporting relationship;
(b)    a change in Executive’s direct reporting relationship so that Executive no longer reports directly to the person indicated in Section 1.1 or an individual at a substantially similar or higher level;
(c)    a material reduction in Executive’s base salary or target annual bonus, unless the base salaries or target annual bonus, as applicable, of all other executives are similarly reduced; or

(d)    a relocation of Executive’s place of employment that increases Executive’s one-way commute by more than thirty (30) miles from such Executive’s place of employment as of immediately prior to such relocation. The termination of Executive’s employment as a result of Executive’s death or disability shall not be deemed to be a Constructive Termination.
Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to Mellanox within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.
5.8    “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, in each case, which occurs within 12 months following a Change of Control.
5.9    “Equity Awards” means all options to purchase ordinary shares, awards of restricted shares and such other awards granted pursuant to the Company’s option and equity incentive award plans or agreements.
5.10    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by Mellanox other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability shall not be deemed to be an Involuntary Termination Without Cause.
5.11    “Target Bonus” means Executive’s target annual bonus for the year in which a Covered Termination occurs or, in the event a target annual bonus has not been established for Executive for such year, the average of the three most recent annual bonuses paid to Executive as of the date of the Covered Termination.
ARTICLE 6.
GENERAL PROVISIONS
6.1    Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company or Mellanox any obligation (a) to retain Executive as an employee, (b) to change the status of Executive as an at-will employee, or (c) to change the Company’s or Mellanox’s policies regarding termination of employment.
6.2    Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to Mellanox at its primary office location and to Executive at Executive’s address as listed in Mellanox’s payroll records. Any payments made by Mellanox to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in Mellanox’s payroll records.
6.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
6.4    Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.5    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in Santa Clara County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 6.5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including, without limitation, injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.
6.6    Complete Agreement. This Agreement, including Exhibit A and Exhibit B, constitutes the entire agreement between Executive and the Company or Mellanox and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to severance benefits to Executive in the event of employment termination, including without limitation, any Prior Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding anything herein to the contrary, this Agreement shall not supersede any indemnification agreement between Executive and the Company or Mellanox.
6.7    Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.
6.8    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
6.9    Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
6.10    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

6.11    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.
6.12    Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or regulation or to their respective advisors (e.g., attorneys, accountants).
6.13    Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
6.14    Code Section 409A.
(a)    Notwithstanding any provision to the contrary in this Agreement, no amount that is deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 2 unless Executive’s termination of employment constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1h (a “Separation from Service”) and, except as provided under Section 6.14(b) below, any such amount shall not be paid, or in the case of installments, commence to be paid, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement, subject to the last sentence of Section 2.1(a).
(b)    Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (y) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6.14(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(c)    To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)    Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(e)    The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such Section.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

Mellanox Technologies, Ltd.	[NAME OF EXECUTIVE]
By:
Name:
Title:

Exhibit A: Release (Individual Termination)
Exhibit B: Release (Group Termination)

[Signature Page To Executive Severance Benefits Agreement]

EXHIBIT A
RELEASE

(INDIVIDUAL TERMINATION)
Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement (the “Agreement”), which I have executed and of which this Release is a part.
I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company or its subsidiaries), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or its subsidiaries or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1866; Title VII of the federal Civil Rights Act of 1964, as amended; the federal Civil Rights of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the federal Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budget Reconciliation Act of 1985; the federal Family and Medical Leave Act of 1993, except as prohibited by law; the federal Worker Adjustment and Retraining Notification Act of 1988; the federal Vocational Rehabilitation Act of 1973; the federal Equal Pay Act of 1963; the federal Fair Labor Standards Act, except as prohibited by law; the National Labor Relations Act, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended; the California civil rights laws; the California Equal Pay Law; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from (i) the payments and benefits under Section 2 of my Agreement, (ii) to accrued or vested benefits I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law, (iv) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance

Exhibit A-1

benefits, or (v) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
For the avoidance of doubt, nothing in this Agreement will be construed to prohibit me from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the California Department of Fair Employment and Housing, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that I may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. I do not need the prior authorization of the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.
Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) I shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney of my choice prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me. I hereby understand that the revocation contemplated in this paragraph shall not be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the revocation period. I further acknowledge that I have read this Release carefully and completely understand each of the terms of this Release.
[NAME OF EXECUTIVE]

Date:

Exhibit A-2

EXHIBIT B
RELEASE
(GROUP TERMINATION)
Certain capitalized terms used in this Release are defined in the Amended and Restated Executive Severance Benefits Agreement (the “Agreement”), which I have executed and of which this Release is a part.
I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company or its subsidiaries), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or its subsidiaries or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1866; Title VII of the federal Civil Rights Act of 1964, as amended; the federal Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the federal Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budget Reconciliation Act of 1985; the federal Family and Medical Leave Act of 1993, except as prohibited by law; the federal Worker Adjustment and Retraining Notification Act of 1988; the federal Vocational Rehabilitation Act of 1973; the federal Equal Pay Act of 1963; the federal Fair Labor Standards Act, except as prohibited by law; the National Labor Relations Act, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended; the California civil rights laws; the California Equal Pay Law; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from (i) the payments and benefits under Section 2 of my Agreement, (ii) to accrued or vested benefits I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law, (iv) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance

Exhibit B-1

benefits, or (v) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
For the avoidance of doubt, nothing in this Agreement will be construed to prohibit me from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the California Department of Fair Employment and Housing, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that I may not disclose information of the Company or any of their affiliates that is protected by the attorney-client privilege, except as otherwise required by law. I do not need the prior authorization of the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.
Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) I shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney of my choice prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me. I hereby understand that the revocation contemplated in this paragraph shall not be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the revocation period. I further acknowledge that I have read this Release carefully and completely understand each of the terms of this Release; and, as required by ADEA, that I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.
[NAME OF EXECUTIVE]

Date:

Exhibit B-2